UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	July 1, 2008

Tamm Oil and Gas Corp.
(Exact name of registrant as specified in its charter)

Nevada	333-137174	98-0377767
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Suite 460, 734-7 Ave. SW, Calgary, AB Canada		T2P 3P8
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(403) 975-9399

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.
Item 1.02	Termination of a Material Definitive Agreement.

As previously reported, effective December 27, 2007, Tamm Oil and Gas Corp. (“we”, “us”, or “our”)  entered into share exchange agreements (the “Exchange Agreements”) with the following stockholders of Deep Well Oil & Gas Inc. (“DWOG”): LB (Swiss) Private Bank Ltd., Arthur Sulzer, and Rahn & Bodmer (collectively the “DWOG Stockholders”).  The Exchange Agreements provided that the DWOG Stockholders transfer to us an aggregate of 21,533,000 restricted shares of DWOG  held by them in exchange for an aggregate of 21,533,000 of our shares of common stock.  We received additional share exchange agreements which were submitted to us.  We never accepted or entered into those additional share exchange agreements and have determined not to accept them or any other share exchange agreements which would require us to exchange shares of our stock for shares of stock in DWOG.

While we understood that as a result of entering into the Exchange Agreements we would not have a greater direct working interest in the Sawn Lake Region or control of such interest through DWOG, we entered the Exchange Agreements with the intent to have an increased combined direct and indirect interest in the Sawn Lake Region.

After accepting the Exchange Agreements, however, we shifted our principal focus and business objectives away from the Sawn Lake Region to pursue other valuable mineral and gas projects unrelated to the assets controlled by DWOG. During the time we were a stockholder of DWOG, DWOG failed to disclose required financial and other information so we have been unable to assess the value of the investment.

Furthermore, after the time we entered into the Exchange Agreements, DWOG instituted a costly civil action against us in the United States District Court for the District of Nevada alleging, among other things, that we had acquired the DWOG shares from the DWOG Stockholders in an illegal tender offer and seeking the rescission of our acquisition of the DWOG shares. We bear not only our legal fees in this civil action but also indirectly, as a result of our ownership of DWOG, a portion of DWOG’s legal fees. Although we continue to believe that the civil action is without merit, we have determined for the reasons discussed that it is not worth our management’s time or the high expenses to continue to litigate this civil action to maintain our interest in DWOG.

Accordingly, as of July 1, 2008, we have entered into a termination and rescission agreement with each of the DWOG Stockholders (collectively the “Termination and Rescission Agreements”) pursuant to which we and the DWOG Stockholders have agreed to rescind the transactions consummated under the Exchange Agreements with the same effect as if the Exchange Agreements had never been executed and delivered and such transactions had never been consummated. The rescission was undertaken voluntarily by us and is neither an admission of any wrongdoing by us nor a waiver of any rights or remedies we have against any person (except for the DWOG Stockholders pursuant to the terms of the Termination and Rescission Agreements). As a result of the Termination and Rescission Agreements, our entire ownership interest in the Sawn Lake Region now consists of (1) a direct working interest of 10% of 63 sections of Sawn Lake Oil Sands leases which sections have (i) a total oil in place determination of 795,472,000 barrels as determined by our own independent engineering report and (ii) three wells drilled and completed and (2) a gross overriding royalty right on 36.5 sections of Sawn Lake Oil Sands leases providing us with 2% of the revenue on every barrel of oil sold from those sections. We currently have no other interest in or right to any asset in the Sawn Lake Region and own no shares of stock in DWOG.

A copy of the Termination and Rescission Agreements relating to the DWOG Stockholders is attached hereto as exhibits 10.1, 10.2 and 10.3 to this current report on Form 8-K. The foregoing summary of the Termination and Rescission Agreements is qualified in its entirety by reference to such exhibits, which are incorporated by reference herein.

Section 9 — Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 10.1 — Termination and Rescission Agreement dated as of July 1, 2008, between Tamm Oil and Gas Corp. and LB (Swiss) Private Bank Ltd.

Exhibit 10.2 — Termination and Rescission Agreement dated as of July 1, 2008, between Tamm Oil and Gas Corp. and Arthur Sulzer

Exhibit 10.3 — Termination and Rescission Agreement dated as of July 1, 2008, between Tamm Oil and Gas Corp. and Rahn & Bodmer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tamm Oil and Gas Corp.
(Registrant)

	By:	/s/ Wiktor Musial
Date: July 1, 2008		Wiktor Musial
	Its:	President